Press Release
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INVESTORS:	MEDIA:
Matt Schroeder	Susan Henderson
(717) 214-8867	(717) 730-7766
or investor@riteaid.com

FOR IMMEDIATE RELEASE

RITE AID REPORTS SAME STORE SALES FOR MAY AND UPDATES OUTLOOK
FOR 2015 FISCAL YEAR

CAMP HILL, Pa. (June 5, 2014) — Rite Aid Corporation (NYSE: RAD) today announced sales results for May. The Company also provided preliminary estimated financial results for the quarter ended May 31, 2014 and updated its outlook for 2015 fiscal year.

Monthly Sales
For the five weeks ended May 31, 2014, same store sales increased 3.5 percent over the prior-year period.  May front-end same store sales increased 0.5 percent. Pharmacy same store sales, which included an approximate 156 basis points negative impact from new generic introductions, increased 5.0 percent. Prescription count at comparable stores increased 3.2 percent over the prior-year period.

Total drugstore sales for the five-week period increased 2.5 percent to $2.484 billion compared to $2.423 billion for the same period last year. Prescription sales accounted for 68.0 percent of drugstore sales, and third party prescription sales represented 97.4 percent of pharmacy sales.

Quarterly Sales
Same store sales for the 13-week period ended May 31, 2014 increased 3.1 percent over the prior-year period.  Front-end same store sales were flat compared to the prior-year period while pharmacy same store sales increased 4.6 percent. Prescription count at comparable stores increased 2.3 percent over the prior-year period.

Total drugstore sales for the 13 weeks ended May 31, 2014 increased 2.6 percent with sales of $6.425 billion compared to $6.264 billion for the same period last year. Prescription sales represented 68.4 percent of total drugstore sales, and third party prescription sales represented 97.4 percent of pharmacy sales.

Preliminary Financial Results

Although results for the quarter ended May 31, 2014 will not be released until June 19, 2014, the Company expects Adjusted EBITDA (which is reconciled to net income on the attached table) for the quarter to be between $275 million and $285 million, net income to be between $35 million and $45 million and income per diluted share to be $.04. Based on pharmacy margin trends, particularly in May, the Company expects its results for Adjusted EBITDA to trail the results for the previous year’s first quarter due primarily to higher-than-expected drug costs resulting from a delay in realizing the level of expected generic purchase price reductions and a greater-than-expected reduction in reimbursement rates. Rite Aid’s actual financial results for the quarter ended May 31, 2014 have not been finalized by management, and as a result, Rite Aid’s actual results may differ from the estimates above. The Company undertakes no obligation to update future quarterly periods prior to its regularly scheduled earnings release.

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Rite Aid Press Release – page 2

Revised Outlook for Fiscal 2015

Based on the expected results for the quarter ended May 31, 2014 and the generic purchase price reductions that are expected for the remainder of the year, the company is updating its Fiscal 2015 guidance for Adjusted EBITDA, net income and income per diluted share. Adjusted EBITDA (which is reconciled to net income on the attached table) is expected to be between $1.275 billion and $1.350 billion. Net income for fiscal 2015 is expected to be between $298 million and $408 million or income per diluted share of $.30 to $.40. The Company’s guidance for sales, same store sales increases and capital expenditures remain unchanged.

Rite Aid is one of the nation’s largest drugstore chains. On May 31, 2014, the company operated 4,581 stores compared to 4,614 stores in the like period a year ago. Information about Rite Aid, including corporate background and press releases, is available through the company’s website at http://www.riteaid.com.  Note that all sales data in this release is preliminary, unaudited and subject to revision.

Statements, including guidance, in this release that are not historical are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” and “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, but not limited to, our high level of indebtedness and our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our debt agreements, general economic, market and competitive conditions, our ability to improve the operating performance of our stores in accordance with our long term strategy, the impact of private and public third-party payers continued reduction in prescription drug reimbursements and efforts to encourage mail order, our ability to manage expenses and our investments in working capital, outcomes of legal and regulatory matters and changes in legislation or regulations, including healthcare reform. These and other risks, assumptions and uncertainties are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and in other documents that we file or furnish with the Securities and Exchange Commission, which you are encouraged to read. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Rite Aid expressly disclaims any current intention to update publicly any forward-looking statement after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

See the attached table for a reconciliation of a non-GAAP financial measure, Adjusted EBITDA to net income (loss), the most comparable GAAP financial measure. We define Adjusted EBITDA as net income (loss) excluding the impact of income taxes (and any corresponding adjustments to tax indemnification asset), interest expense, depreciation and amortization, LIFO adjustments, charges or credits for facility closing and impairment, inventory write-downs related to store closings, stock-based compensation expense, debt retirements, sale of assets and investments, revenue deferrals related to our customer loyalty program and other items.

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RITE AID CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET INCOME RESULTS TO ADJUSTED EBITDA RESULTS
QUARTER ENDING MAY 31, 2014
(In thousands, except per share amounts)

	Low	High

Reconciliation of net income to adjusted EBITDA:
Net Income	$35,000	$45,000
Adjustments:
Interest expense	101,000	101,000
Income tax expense	12,000	12,000
Depreciation and amortization	103,000	103,000
LIFO charge	5,000	-
Store closing and impairment charges	5,000	5,000
Loss on debt retirement	-	-
Other	14,000	19,000
Adjusted EBITDA:	275,000	285,000

Diluted Income per share	$0.04	$0.04

RITE AID CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET INCOME GUIDANCE TO ADJUSTED EBITDA GUIDANCE
YEAR ENDING FEBRUARY 28, 2015
(In thousands, except per share amounts)

	Guidance Range
	Low	High

Sales	$26,000,000	$26,500,000

Same store sales	2.50%	4.50%

Gross capital expenditures	$525,000	$525,000

Reconciliation of net income to adjusted EBITDA:
Net income	$298,000	$408,000
Adjustments:
Interest expense	390,000	$390,000
Income tax expense	70,000	60,000
Depreciation and amortization	411,000	409,000
LIFO charge	15,000	-
Store closing and impairment charges	55,000	50,000
Loss on debt retirement	17,000	17,000
Other	19,000	16,000
Adjusted EBITDA	$1,275,000	$1,350,000

Diluted income per share	$0.30	$0.40